Exhibit 99.1

FOR IMMEDIATE RELEASE

TEAM, INC. ADOPTS STOCKHOLDER RIGHTS PLAN DESIGNED TO PROTECT THE

AVAILABILITY OF ITS NET OPERATING LOSSES

•	Preserving long-term stockholder value by adopting a rights plan intended to protect tax assets by reducing the likelihood of an ownership change (1)

•	Rights plan in effect immediately; will be submitted for stockholder ratification at 2022 annual meeting

•	If ratified by stockholders, rights plan intended to remain in effect until February 2, 2025

SUGAR LAND, Texas – February 2, 2022 — Team, Inc. (“TEAM” or the “Company”) (NYSE: TISI) announced today that its Board of Directors adopted a stockholder rights plan designed to protect the availability of Team’s net operating loss carryforwards (“NOLs”) and other tax attributes under the Internal Revenue Code (“Section 382 Rights Plan”).

As of September 30, 2021, TEAM had approximately $210 million of U.S. federal NOLs that could be available to offset its future federal taxable income. TEAM’s ability to use these NOLs (as well as other tax attributes) would be substantially limited if it experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, a company would undergo an ownership change if its “5-percent shareholders” (determined under Section 382) increased their ownership of the value of such company’s stock by more than 50 percentage points over a rolling three-year period. The Section 382 Rights Plan is intended to reduce the likelihood of such an ownership change at TEAM by deterring any person or group from acquiring beneficial ownership of 4.9% or more of TEAM’s outstanding common stock.

The Section 382 Rights Plan is similar to those adopted by numerous other public companies with significant NOLs. The Section 382 Rights Plan is not designed to prevent any action that the Board determines to be in the best interest of TEAM and its stockholders, and will help to ensure that the Board of Directors remains in the best position to discharge its fiduciary duties.

Under the Section 382 Rights Plan, the rights will initially trade with TEAM’s common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of TEAM’s outstanding common stock, including any coordinated acquisition of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder). If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or TEAM may exchange each right held by such holders for one share of common stock. Under the Section 382 Rights Plan, any person which currently owns 4.9% or more of TEAM’s common stock may continue to own its shares of common stock but may not acquire any additional shares without triggering the Section 382 Rights Plan. TEAM’s Board of Directors has the discretion to exempt any person or group from the provisions of the Section 382 Rights Plan.

(1)	As defined by the Internal Revenue Code.

TEAM intends to submit the Plan to a vote of its stockholders at its 2022 annual meeting. The Section 382 Rights Plan will expire on the day following the certification of the voting results for TEAM’s 2022 annual meeting of stockholders, unless TEAM’s stockholders ratify the Section 382 Rights Plan at or prior to such meeting, in which case the Section 382 Rights Plan will continue in effect until February 2, 2025, unless terminated earlier in accordance with its terms.

Additional information about the Section 382 Rights Plan will be available on a Form 8-K to be filed by TEAM with the U.S. Securities and Exchange Commission.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward-Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of the COVID-19 pandemic and related economic effects, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Christopher Robinson, CFA

Vice President, Corporate Development and Investor Relations

(281) 388-5551